Exhibit 99.1

PRESS RELEASE

Contact: Physicians Realty Trust John T. Thomas President and CEO (214) 549-6611 jtt@docreit.com Jeffrey N. Theiler Executive Vice President and CFO (414) 367-5610 jnt@docreit.com

Physicians Realty Trust Reports Third Quarter 2018 Financial Results

Announces $0.12 Per Share of Net Income and $0.28 Per Share of Normalized FFO for the Third Quarter of 2018

Announces Acquisition of the Northside Medical Midtown MOB

Third Quarter Highlights:

•	Reported third quarter 2018 total revenue of $105.0 million, up 13% over the prior year period.

•	Generated third quarter net income per share and OP unit of $0.12 on a fully diluted basis, compared to net income per share and OP unit of $0.07 on a fully diluted basis in the same period last year.

•
Generated third quarter normalized funds from operations (Normalized FFO), inclusive of a $1.8 million benefit related to a lease termination at the Fox Valley Hematology and Oncology MOB, of $0.28 per share and OP unit on a fully diluted basis, up 7.7% year-over-year.

•	Completed the acquisition of one healthcare property representing 168,676 square feet for $82.1 million.

•
Acquired two properties and one land parcel, representing 49,350 square feet, through the conversion and satisfaction of a previously outstanding construction loan, valued at an aggregate $18.8 million.

•	Completed the disposition of 17 healthcare properties representing 462,714 square feet for $127.2 million.

•	Recognized a benefit of $1.8 million to net income related to a lease termination at the Fox Valley Hematology and Oncology MOB.

•	Declared a quarterly dividend of $0.23 per share and OP unit for the third quarter 2018, paid October 18, 2018.

•	Same-Store Cash Net Operating Income (Cash NOI) growth was 5.6% year-over-year.

Milwaukee, WI - November 2, 2018 - Physicians Realty Trust (NYSE: DOC) (the “Company,” the “Trust,” “we,” “our” and “us”), a self-managed healthcare real estate investment trust, today announced results for the third quarter ended September 30, 2018.

John T. Thomas, President and Chief Executive Officer of the Trust, commented, “Physicians Realty Trust delivered another period of exceptional results during the third quarter of 2018, demonstrating the value of a portfolio constructed with a focus on building long term partnerships with industry leading health systems.”

“In line with our 2018 strategic plan shared at the beginning of the year, we’ve remained disciplined in our deployment of capital given the continued and resilient demand for high quality medical office buildings. Our recent acquisition of the brand new Northside Medical Midtown MOB in Atlanta, Georgia, represents the type of strategic acquisition that we believe to best deliver value in today’s market. This transaction not only improves the overall quality of our portfolio, but also expands our strong partnership with Northside Hospital, one of Georgia’s largest and most respected health systems,” Mr. Thomas continued.

“We look forward to discussing this acquisition, as well as our thoughts for the remainder of the year, during today’s conference call,” Mr. Thomas concluded.

Third Quarter Financial Results

Total revenue for the third quarter ended September 30, 2018 was $105.0 million, an increase of 13% from the same period in 2017. As of September 30, 2018, the portfolio was 96.0% leased, excluding assets classified as held for sale.

Total expenses for the third quarter 2018 were $95.5 million, an increase of 19% from the same period in 2017. The increase in expenses was primarily the result of a $9.7 million increase in depreciation and amortization, a $4.3 million increase in interest expense, and a $2.4 million increase in operating expenses.

Net income for the third quarter 2018 increased to $23.8 million, compared to net income of $12.5 million for the third quarter 2017, an increase of 90%. Net income for the third quarter included a net benefit of $1.8 million, or $0.01 per share, related to a lease termination at the Fox Valley Hematology and Oncology MOB. This $1.8 million benefit to net income includes the recognition of $2.2 million in other income attributable to lease termination fees, partially offset by the impairment of $0.4 million in deferred rent receivables.

Net income attributable to common shareholders for the third quarter 2018 was $22.7 million. Diluted earnings per share for the third quarter 2018 was $0.12 based on 187.5 million weighted average common shares and OP units outstanding.

Funds from operations (FFO) for the third quarter 2018 consisted of net income, plus $42.7 million of depreciation and amortization, less $14.2 million of gain on sale of investment properties, less $0.5 million of other adjustments, resulting in $0.28 per share and OP unit on a fully diluted basis. Normalized FFO, which adjusts for net changes in fair value, was $51.7 million, or $0.28 per share and OP unit on a fully diluted basis, inclusive of the $1.8 million lease termination benefit discussed above.

Normalized funds available for distribution (FAD) for the third quarter 2018, which consists of normalized FFO adjusted for non-cash share compensation, straight-line rent adjustments, amortization of acquired above-market and below-market leases and assumed debt, amortization of lease inducements, amortization of deferred financing costs, and recurring capital expenditures, was $45.7 million, including the $2.2 million cash benefit of the lease termination discussed above.

Our same-store portfolio, which includes 220 properties representing approximately 82% of our net leasable square footage, generated year-over-year same-store Cash NOI growth of 5.6% for the third quarter 2018. Same-Store Cash NOI for the third quarter 2018 includes the one-time effects of a lease termination at the Company's Fox Valley Hematology and Oncology MOB, and excludes 6 assets slated for disposition. Upon exclusion of the Fox Valley Hematology and Oncology MOB, year-over-year same-store NOI growth is 1.8%.

During the quarter ended September 30, 2018, we sold 17 medical office buildings located in 7 states for approximately $127.2 million.

Assets Slated for Disposition

We consider 6 properties in 3 states, representing an aggregate of approximately 320,270 square feet of gross leasable area, to be slated for disposition as of September 30, 2018. These assets include 2 assets that are classified as held for sale, and 4 additional properties which we believe no longer meet our core business strategy from a size, age, geography, or line of business perspective.

Other Recent Events

Dividend Paid

On September 19, 2018, our Board of Trustees authorized and declared a cash distribution of $0.23 per common share and OP Unit for the quarterly period ended September 30, 2018. The distribution was paid on October 18, 2018 to common shareholders and OP Unit holders of record as of the close of business on October 3, 2018.

Investment Activity in Third Quarter

In the quarter ended September 30, 2018, the Company completed the purchase of a new medical office facility developed by Northside Hospital in Midtown Atlanta, Georgia. The outpatient care facility is approximately 168,676 net leasable square feet, anchored by Northside Hospital, and is 98% leased. The purchase price was $82.1 million and it is expected to yield 5.0% upon stabilization. This is the fifth building owned by the Company that is anchored by Northside Hospital, with Northside directly leasing approximately 467,600 rentable square feet in these facilities.

The Company also acquired two properties and one land parcel, representing 49,350 square feet, through the conversion and satisfaction of a previously outstanding construction loan, valued at an aggregate $18.8 million.

Other Company Announcements

On August 7, 2018, the Company amended and restated its Credit Agreement, reducing the per annum interest rate under both the revolving and term loan provisions of the facility while extending the maturity date of the revolving credit facility from September 18, 2020 to September 18, 2022.

On August 3, 2018, the Company completed the execution of an eight-year absolute net lease with an affiliate of RCCH Healthcare Partners (“RCCH”), who acquired Kennewick, Washington-based Trios Health through a joint venture with Seattle, Washington-based University of Washington Medicine, for 100% of the Company’s 160,000 rentable square foot medical office building (the “Kennewick MOB”) on the campus of and attached to the Trios Southridge Hospital. The RCCH lease commenced immediately as of that date, with RCCH paying the first month’s rent and making the required $500,000 security deposit. The lease includes provisions for five separate five-year lease renewal terms.

The Company is honored to announce it has been selected as a finalist for the Healthcare Real Estate Insights (“HREI”) magazine 2018 HREI Insight Award for the Northside Medical Midtown MOB mentioned above. The HREI Insight Award recognizes excellence in the areas of healthcare real estate development and executive leadership. Northside Medical Midtown MOB opened its doors for business on July 23, 2018, and it is projected to serve up to 500,000 patients annually through an optimal mix of convenient healthcare services for the residents and commuters of Midtown Atlanta. The MOB is already a premier destination for high-quality care and is expected to be a stable neighborhood anchor, successfully meeting the needs of healthcare providers and ownership.

Conference Call Information

The Company has scheduled a conference call on Friday, November 2, 2018, at 2:00 p.m. ET to discuss its financial performance and operating results for the third quarter ended September 30, 2018. The conference call can be accessed by dialing (877) 407-0784 from within the U.S. or (201) 689-8560 for international callers. Participants can reference the Physicians Realty Trust Third Quarter Earnings Call or passcode: 13683220. The conference call also will be available via a live listen-only webcast and can be accessed through the Investor Relations section of the Company’s website, www.docreit.com. A replay of the conference call will be available beginning November 2, 2018, at 5:00 p.m. ET until December 2, 2018, at 11:59 p.m. ET, by dialing (844) 512-2921 (U.S.) or (412) 317-6671 (International); passcode: 13683220. A replay of the webcast also will be accessible on the Investor Relations website for one year following the event. Beginning November 2, 2018, the Company’s supplemental information package for the third quarter 2018 will be accessible through the Investor Relations section of the Company’s website under the “Supplemental Information” tab.

About Physicians Realty Trust

Physicians Realty Trust is a self-managed healthcare real estate company organized to acquire, selectively develop, own and manage healthcare properties that are leased to physicians, hospitals and healthcare delivery systems. The Company invests in real estate that is integral to providing high quality healthcare. The Company conducts its business through an UPREIT structure in which its properties are owned by Physicians Realty L.P., a Delaware limited partnership (the “operating partnership”), directly or through limited partnerships, limited liability companies or other subsidiaries. The Company is the sole general partner of the operating partnership and, as of September 30, 2018, owned approximately 97.2% of the partnership interests in our operating partnership (“OP Units”).

Investors are encouraged to visit the Investor Relations portion of the Company’s website (www.docreit.com) for additional information, including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, press releases, supplemental information packages and investor presentations.

Forward-Looking Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, “continue”, “intend”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward looking statements may include statements regarding the Company’s strategic and operational plans, the Company’s ability to generate internal and external growth, the future outlook, anticipated cash returns, cap rates or yields on properties, anticipated closing of property acquisitions, and ability to execute its business plan. While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. Forward looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward looking statements. These forward-looking statements are subject to various risks and uncertainties, not all of which are known to the Company and many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties are described in greater detail in the Company’s filings with the Securities and Exchange Commission (the “Commission”), including, without limitation, the Company’s annual and periodic reports and other documents filed with the Commission. Unless legally required, the Company disclaims any obligation to update any forward-looking statements after the date of this release, whether as a result of new information, future events or otherwise. For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed by the Company with the Commission on March 1, 2018 and in the Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2018 and June 30, 2018 filed by the Company with the Commission on May 4, 2018 and August 3, 2018, respectively.

Source: Physicians Realty Trust

Physicians Realty Trust
Condensed Consolidated Statements of Income
(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenues:
Rental revenues	$76,461	$69,408	$235,740	$186,515
Expense recoveries	23,629	21,102	72,225	53,564
Interest income on real estate loans and other	4,938	2,489	9,275	6,185
Total revenues	105,028	92,999	317,240	246,264
Expenses:
Interest expense	16,326	11,998	49,974	33,285
General and administrative	6,593	5,860	22,156	16,845
Operating expenses	29,870	27,471	90,670	70,079
Depreciation and amortization	42,723	32,975	119,024	89,031
Acquisition expenses	—	2,184	—	12,831
Total expenses	95,512	80,488	281,824	222,071
Income before equity in income of unconsolidated entities and gain on sale of investment properties, net:	9,516	12,511	35,416	24,193
Equity in income of unconsolidated entities	28	28	85	85
Gain on sale of investment properties, net	14,227	—	11,664	5,308
Net income	23,771	12,539	47,165	29,586
Net income attributable to noncontrolling interests:
Operating Partnership	(656)	(362)	(1,300)	(823)
Partially owned properties	(119)	(53)	(374)	(379)
Net income attributable to controlling interests	22,996	12,124	45,491	28,384
Preferred distributions	(284)	(106)	(1,055)	(505)
Net income attributable to common shareholders	$22,712	$12,018	$44,436	$27,879
Net income per share:
Basic	$0.12	$0.07	$0.24	$0.18
Diluted	$0.12	$0.07	$0.24	$0.18
Weighted average common shares:
Basic	182,076,513	177,847,424	181,963,693	157,542,167
Diluted	187,473,230	183,298,145	187,622,109	162,480,918

Dividends and distributions declared per common share and OP Unit	$0.230	$0.230	$0.690	$0.685

Physicians Realty Trust
Condensed Consolidated Balance Sheets
(in thousands, except share and per share data)

	September 30, 2018	December 31, 2017
ASSETS
Investment properties:
Land and improvements	$207,473	$217,695
Building and improvements	3,588,302	3,568,858
Tenant improvements	32,852	23,056
Acquired lease intangibles	449,656	458,713
	4,278,283	4,268,322
Accumulated depreciation	(369,103)	(300,458)
Net real estate property	3,909,180	3,967,864
Real estate held for sale	35,426	—
Real estate loans receivable	47,911	76,195
Investments in unconsolidated entities	1,328	1,329
Net real estate investments	3,993,845	4,045,388
Cash and cash equivalents	4,463	2,727
Tenant receivables, net	5,686	9,966
Other assets	148,567	106,302
Total assets	$4,152,561	$4,164,383
LIABILITIES AND EQUITY
Liabilities:
Credit facility	$420,900	$324,394
Notes payable	966,788	966,603
Mortgage debt	134,724	186,471
Accounts payable	3,824	11,023
Dividends and distributions payable	43,599	43,804
Accrued expenses and other liabilities	61,346	56,405
Acquired lease intangibles, net	14,229	15,702
Total liabilities	1,645,410	1,604,402

Redeemable noncontrolling interest - Series A Preferred Units (2018) and partially owned properties	24,520	12,347

Equity:
Common shares, $0.01 par value, 500,000,000 common shares authorized, 182,173,601 and 181,440,051 common shares issued and outstanding as of September 30, 2018 and December 31, 2017, respectively	1,822	1,814
Additional paid-in capital	2,785,797	2,772,823
Accumulated deficit	(396,127)	(315,417)
Accumulated other comprehensive income	20,485	13,952
Total shareholders’ equity	2,411,977	2,473,172
Noncontrolling interests:
Operating Partnership	69,993	73,844
Partially owned properties	661	618
Total noncontrolling interests	70,654	74,462
Total equity	2,482,631	2,547,634
Total liabilities and equity	$4,152,561	$4,164,383

Physicians Realty Trust
Reconciliation of Non-GAAP Measures
(in thousands, except share and per share data)

	Three Months Ended September 30,
	2018	2017
Net income	$23,771	$12,539
Earnings per share - diluted	$0.12	$0.07

Net income	23,771	12,539
Net income attributable to noncontrolling interests - partially owned properties	(119)	(53)
Preferred distributions	(284)	(106)
Depreciation and amortization expense	42,670	32,921
Depreciation and amortization expense - partially owned properties	(86)	(129)
Gain on sale of investment properties	(14,227)	—
FFO applicable to common shares and OP Units (1)	$51,725	$45,172
FFO per common share and OP Unit	$0.28	$0.25
Net change in fair value of derivative	(9)	(9)
Acquisition expenses	—	2,184
Net change in fair value of contingent consideration	—	74
Normalized FFO applicable to common shares and OP Units (1)	$51,716	$47,421
Normalized FFO per common share and OP Unit	$0.28	$0.26

Normalized FFO applicable to common shares and OP Units (1)	51,716	47,421
Non-cash share compensation expense	2,056	1,327
Straight-line rent adjustments	(4,670)	(4,563)
Amortization of acquired above/below-market leases/assumed debt	667	870
Amortization of lease inducements	305	344
Amortization of deferred financing costs	593	560
TI/LC and recurring capital expenditures	(4,955)	(3,383)
Seller master lease and rent abatement payments	—	235
Normalized FAD applicable to common shares and OP Units (1)	$45,712	$42,811

Weighted average number of common shares and OP Units outstanding	187,473,230	183,298,145
(1) FFO, Normalized FFO, and Normalized FAD for the three and nine month periods ended September 30, 2018 include a lease termination fee generated in the ordinary course of business. Net impact of the lease termination upon each metric was $1.8 million, $1.8 million, and $2.2 million, respectively.

	Three Months Ended September 30,
	2018	2017
Net income	$23,771	$12,539
General and administrative	6,593	5,860
Acquisition expenses	—	2,184
Depreciation and amortization	42,723	32,975
Interest expense	16,326	11,998
Net change in the fair value of derivative	(9)	(9)
Gain on sale of investment properties	(14,227)	—
NOI (1)	$75,177	$65,547

NOI (1)	$75,177	$65,547
Straight-line rent adjustments	(4,670)	(4,563)
Amortization of acquired above/below-market leases/assumed debt	667	870
Amortization of lease inducements	305	344
Seller master lease and rent abatement payments	—	235
Change in fair value of contingent consideration	—	74
Cash NOI (1)	$71,479	$62,507

	Three Months Ended September 30,
	2018	2017
Net income	$23,771	$12,539
Depreciation and amortization	42,723	32,975
Interest expense	16,326	11,998
Gain on sale of investment properties	(14,227)	—
EBITDAre (1)	68,593	57,512
Acquisition expenses	—	2,184
Non-cash share compensation expense	2,056	1,327
Non-cash changes in fair value	(9)	65
Adjusted EBITDAre (1)	$70,640	$61,088

(1)
NOI, Cash NOI, EBITDAre, and Adjusted EBITDAre for the three and nine month periods ended September 30, 2018 include a lease termination fee generated in the ordinary course of business. Net impact of the lease termination upon each metric was $1.8 million, $2.2 million, $1.8 million, and $1.8 million, respectively.

This press release includes Funds From Operations (FFO), Normalized FFO, Normalized Funds Available For Distribution (FAD), Net Operating Income (NOI), Cash NOI, Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate (EBITDAre) and Adjusted EBITDAre, which are non-GAAP financial measures. For purposes of the SEC’s Regulation G, a non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable financial measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows (or equivalent statements) of the company, or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable financial measure so calculated and presented. As used in this press release, GAAP refers to generally accepted accounting principles in the United States of America. Pursuant to the requirements of Regulation G, we have provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

We believe that information regarding FFO is helpful to shareholders and potential investors because it facilitates an understanding of the operating performance of our properties without giving effect to real estate depreciation and amortization, which assumes that the value of real estate assets diminishes ratably over time. We calculate FFO in accordance with standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). NAREIT defines FFO as net income or loss (computed in accordance with GAAP) before noncontrolling interests of holders of OP units, excluding preferred distributions, gains (or losses) on sales of depreciable operating property, impairment write-downs on depreciable assets, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs). Our FFO computation may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with NAREIT definition or that interpret the NAREIT definition differently than we do. The GAAP measure that we believe to be most directly comparable to FFO, net income, includes depreciation and amortization expenses, gains or losses on property sales, impairments, and noncontrolling interests. In computing FFO, we eliminate these items because, in our view, they are not indicative of the results from the operations of our properties. To facilitate a clear understanding of our historical operating results, FFO should be examined in conjunction with net income (determined in accordance with GAAP) as presented in our financial statements. FFO does not represent cash generated from operating activities in accordance with GAAP, should not be considered to be an alternative to net income or loss (determined in accordance with GAAP) as a measure of our liquidity and is not indicative of funds available for our cash needs, including our ability to make cash distributions to shareholders.

We use Normalized FFO, which excludes from FFO net change in fair value of derivative financial instruments, acquisition expenses, acceleration of deferred financing costs, change in fair value of contingent consideration, and other normalizing items. However, our use of the term Normalized FFO may not be comparable to that of other real estate companies as they may have different methodologies for computing this amount. Normalized FFO should not be considered as an alternative to net income or loss (computed in accordance with GAAP), as an indicator of our financial performance or of cash flow from operating activities (computed in accordance with GAAP), or as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions. Normalized FFO should be reviewed in connection with other GAAP measurements.

We define Normalized FAD, a non-GAAP measure, which excludes from Normalized FFO non-cash share compensation expense, straight-line rent adjustments, amortization of acquired above- or below-market leases and assumed debt, amortization of lease inducements, amortization of deferred financing costs, and recurring capital expenditures related to tenant improvements and leasing commissions, and includes cash payments from seller master leases and rent abatement payments. Other REITs or real estate companies may use different methodologies for calculating Normalized FAD, and accordingly, our computation may not be comparable to those reported by other REITs. Although our computation of Normalized FAD may not be comparable to that of other REITs, we believe Normalized FAD provides a meaningful supplemental measure of our performance due to its frequency of use by analysts, investors, and other interested parties in the evaluation of our performance as a REIT. Normalized FAD should not be considered as an alternative to net income or loss attributable to controlling interest (computed in accordance with GAAP) or as an indicator of our financial performance. Normalized FAD should be reviewed in connection with other GAAP measurements.

NOI is a non-GAAP financial measure that is defined as net income or loss, computed in accordance with GAAP, generated from our total portfolio of properties before general and administrative expenses, acquisition-related expenses, depreciation and amortization expense, interest expense, net change in the fair value of derivative financial instruments, gain or loss on the sale of investment properties, and impairment losses. We believe that NOI provides an accurate measure of operating performance of our operating assets because NOI excludes certain items that are not associated with management of the properties. Our use of the term NOI may not be comparable to that of other real estate companies as they may have different methodologies for computing this amount.

Cash NOI is a non-GAAP financial measure which excludes from NOI straight-line rent adjustments, amortization of acquired above and below market leases, and other non-cash and normalizing items. Other non-cash and normalizing items include items such as the amortization of lease inducements, payments received from seller master leases and rent abatements, and changes in fair value of contingent consideration. We believe that Cash NOI provides an accurate measure of the operating performance of our operating assets because it excludes certain items that are not associated with management of the properties. Additionally, we believe that Cash NOI is a widely accepted measure of comparative operating performance in the real estate community. Our use of the term Cash NOI may not be comparable to that of other real estate companies as such other companies may have different methodologies for computing this amount.

We define EBITDAre as net income or loss computed in accordance with GAAP plus depreciation and amortization, interest expense, loss (gain) on dispositions, and impairment loss on depreciated property. We define Adjusted EBITDAre as net income or loss computed in accordance with GAAP plus depreciation and amortization, interest expense, loss (gain) on dispositions, impairment loss on depreciated property, acquisition expenses, non-cash share compensation expense, non-cash changes in fair value, and other normalizing items. We consider EBITDAre and Adjusted EBITDAre important measures because they provide additional information to allow management, investors, and our current and potential creditors to evaluate and compare our core operating results and our ability to service debt.